Exhibit 99.1

News Release

1601 Bryan Street

Dallas, Texas 75201-3411

FOR IMMEDIATE RELEASE

TXU Corp. Board of Directors Further Improves Corporate Governance

DALLAS—(November 18, 2005)—TXU Corp. (NYSE: TXU) announced today that its board of directors, as part of its ongoing initiative regarding corporate governance excellence, has elected to accelerate the expiration of its shareholder rights plan (Plan) to November 18, 2005. TXU adopted the Plan, a form of unsolicited takeover defense, in February 1999, and the rights were scheduled to expire in February 2009.

The board also adopted a policy concerning shareholder approval of any future shareholder rights plans. This policy will be available on TXU Corp.’s website at www.txucorp.com in the Investor Resources section under Corporate Governance.

TXU Corp., a Dallas-based energy company, manages a portfolio of competitive and regulated energy businesses in North America, primarily in Texas. In the competitive TXU Energy Holdings segment (comprised of electricity generation, wholesale marketing and retailing), TXU Energy provides electricity and related services to more than 2.3 million competitive electricity customers in Texas, more customers than any other retail electric provider in the state. TXU Power has over 18,300 megawatts of generation in Texas, including 2,300 MW of nuclear and 5,837 MW of lignite/coal-fired generation capacity. The company is also one of the largest purchasers of wind-generated electricity in Texas and North America. TXU Wholesale optimizes the purchases and sales of energy for TXU Energy and TXU Power and provides related services to other market participants. TXU Corp.’s regulated segment, TXU Electric Delivery, is an electric distribution and transmission business that complements the competitive operations, using asset management skills developed over more than one hundred years, to provide reliable electricity delivery to consumers. TXU Electric Delivery operates the largest distribution and transmission system in Texas, providing power to three million electric delivery points over more than 100,000 miles of distribution and 14,000 miles of transmission lines. Visit www.txucorp.com for more information about TXU Corp.

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